Exhibit 99.1
C4 Therapeutics Appoints Veteran Biotechnology Leader Stephen Fawell, Ph.D. to Board of Directors
WATERTOWN, Mass., September 3, 2024 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today announced the continued evolution of its Board of Directors with the appointment of Stephen (Steve) Fawell, Ph.D. as a director. With this appointment, Malcolm Salter has decided to retire from the Board of Directors after nearly a decade of service.
“We are excited to welcome Steve to the Board of Directors and leverage his decades of experience leading discovery strategies for global pharmaceutical companies focused on designing innovative molecules, many of which have successfully moved through clinical development and achieved regulatory approval,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “Steve’s expertise across drug discovery and development closely aligns with our continued evolution and steadfast focus on developing degrader medicines for patients in need.”
Mr. Hirsch continued, “On behalf of the Board of Directors, I would like to thank Malcolm Salter for his contributions to C4 Therapeutics. He has been a valued director since shortly after our founding in 2015 and helped us become a publicly traded company, advance several medicines into the clinic and build a culture that attracts, develops and retains top talent. I have enjoyed working with Malcolm and wish him the best in the future.”
On his appointment, Steve Fawell, Ph.D. said, “I am delighted to join the Board of Directors at C4 Therapeutics after closely following the company’s approach to targeted protein degradation for quite some time. I continue to be impressed by C4 Therapeutics’ ability to design potent and selective degraders that have the potential to directly impact disease.” He added, “Now, as a director, I look forward to supporting the management team as they advance the portfolio toward pivotal milestones and bring molecules designed by C4T’s talented team dedicated to targeted protein degradation to additional patients.”
Dr. Fawell has nearly 35 years of drug discovery experience spanning oncology, virology and other disease areas to successfully advance multiple investigational new drugs into clinical trials and ultimately achieve regulatory approval. Most recently, he spent more than a decade at AstraZeneca as vice president, head of oncology small molecule drug discovery where he successfully transitioned more than 25 new drugs into the clinic; advanced camizestrant, ceralasertib and saruparib into late-stage development; and supported the development or approval of Tagrisso®, Lynparza®, Calquence® and Truqap®. At AstraZeneca, Dr. Fawell also helped build the company’s targeted protein degradation platform. Earlier in his career, Dr. Fawell served as vice president, worldwide franchise discovery head, oncology at Merck where he was responsible for all preclinical efforts for the oncology franchise and managing global discovery collaborations. He previously served as executive director, drug discovery head, oncology at Novartis Institutes for Biomedical Research. Dr. Fawell began his career at Biogen, where he held roles of increasing responsibility over a 15-year tenure. He holds a Doctor of Philosophy in biochemistry from University of Leeds and a Bachelor of Science in applied biology from University of Bradford.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com